Exhibit 99.1

Abercrombie & Fitch Co. announces changes to its Board of Directors

New Albany, Ohio, August 1, 2022 — Abercrombie & Fitch Co. (NYSE: ANF), a leading, global omni-channel specialty retailer of apparel and accessories, today announced a change in its Board of Directors. Effective today, Felix Carbullido will no longer serve on Abercrombie & Fitch Co.’s Board.

After three years with the company, Mr. Carbullido is stepping down from A&F Co.’s Board due to an increase in responsibilities given his newly appointed role as President of the Williams Sonoma brand of Williams-Sonoma, Inc.

“We are thrilled for Felix and his promotion to lead the Williams Sonoma brand. I, along with Fran, would like to thank him for the important role he has played at A&F Co., most notably for his contributions to the Compensation and Human Capital Committee and the Environmental, Social, and Governance Committee. We thank him for his commitment to our brands over the last few years and we wish him all the best in his new role,” said Terry Burman, Chairperson of the Board of Directors, Abercrombie & Fitch Co.

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About Abercrombie & Fitch Co.
Abercrombie & Fitch Co. (NYSE: ANF) is a leading, global, omnichannel specialty retailer of apparel and accessories for men, women and kids through five renowned brands. The iconic Abercrombie & Fitch brand was born in 1892 and aims to make every day feel as exceptional as the start of a long weekend. abercrombie kids sees the world through kids’ eyes, where play is life and every day is an opportunity to be anything and better anything. The Hollister brand believes in liberating the spirit of an endless summer inside everyone and making teens feel celebrated and comfortable in their own skin. Gilly Hicks, offering underwear, loungewear and activewear, is designed to give all Gen Z customers their daily dose of happy. Social Tourist, the creative vision of Hollister and social media personalities, Dixie and Charli D’Amelio, offers trend forward apparel that allows teens to experiment with their style, while exploring the duality of who they are both on social media and in real life.

The brands share a commitment to offering products of enduring quality and exceptional comfort that allow consumers around the world to express their own individuality and style. Abercrombie & Fitch Co. operates approximately 730 stores under these brands across North America, Europe, Asia and the Middle East, as well as the e-commerce sites www.abercrombie.com, www.abercrombiekids.com, www.hollisterco.com, www.gillyhicks.com and www.socialtourist.com.

Media Contact:
Mackenzie Gusweiler
Abercrombie & Fitch Co.
(614) 283-6192
Public_Relations@anfcorp.com

Investor Contact
Pam Quintiliano
Abercrombie & Fitch Co.
(614)-283-6751
Investor_Relations@anfcorp.com